Azure Midstream Partners, LP Reports Third Quarter 2015 Financial Results
Third Quarter 2015 Highlights

•	Partnership reports Adj. EBITDA of $10.5 million and DCF of $7.9 million

•	Partnership announced distribution of $0.37 per limited partner unit, or $1.48 annually

•	Distribution coverage ratio of approximately 1.0x.

Dallas, -- Azure Midstream Partners, LP (NYSE: AZUR) (“Azure” or the "Partnership"), announced financial and operating results for the three months ended September 30, 2015. Adjusted EBITDA for the third quarter 2015 was $10.5 million and distributable cash flow was $7.9 million, or $0.36 per limited partner unit. The Partnership recognized a net loss of ($216.4) million for the quarter, due in large part to the goodwill impairment discussed below. Adjusted EBITDA and distributable cash flow are explained in greater detail under “Non-GAAP Financial Measures,” and reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this release.

As part of our annual assessment of goodwill we engaged a third party valuation firm to perform a goodwill impairment analysis. The Partnership has determined that the carrying amount of goodwill attributable to the Marlin Midstream assets was impaired primarily as a result of the significant declines in natural gas and NGL prices affecting future volumes. As a result, the Partnership recognized a non-cash impairment loss of $215.8 million for the quarter ended September 30, 2015.

On October 27, 2015, the board of directors of its general partner declared a quarterly cash distribution to its partners for the third quarter of 2015 of $0.37 per unit, or $1.48 on an annualized basis. The quarterly distribution will be paid on November 13, 2015 to unitholders of record on November 6, 2015.

Operating Environment

Since forming Azure Midstream Partners, LP in first quarter of 2015, our operating team has continued to identify and assess additional growth opportunities across our portfolio by optimizing volumes and reducing costs. Our strategy of owning diversified and complementary assets with differentiated services has proven beneficial in a difficult price environment.

Despite the current market challenges, we remain focused on lowering costs and improving operational efficiencies in our portfolio of high-quality assets. In August 2015, we successfully completed the integration of our Azure ETG system into the Partnership, further executing on our strategy to grow the Partnership through accretive acquisitions. ETG is substantially supported by minimum revenue commitments that should serve to protect future cash flows.

Third Quarter 2015 Segment Results

Gathering & Processing Segment: Gross margin for the gathering and processing segment for the third quarter 2015 was $11.9 million. Gathered gas volumes processed were 275 MMcf/d and gas processed volumes were 121 MMcf/d for the third quarter 2015.

Logistics Segment: Gross margin for the logistics segment for the third quarter 2015 was $4.2 million. The logistics segment provided 22,458 BBls/d in transloading services for third quarter 2015.

The Partnership’s third quarter 2015 operating expenses were $5.0 million, recurring general and administrative expenses were $2.4 million, depreciation and amortization expenses were $5.9 million, and interest expense was $2.0 million.

Financial Presentation

On February 27, 2015, Azure Midstream Energy, LLC (“Azure Energy”) completed certain transactions (the "Transactions") with Marlin Midstream GP, LLC and the Partnership. Azure Energy contributed its Legacy gathering system assets (the "Legacy System") to the Partnership in exchange for $162.5 million in consideration.

For accounting purposes, the Legacy System is the acquirer in the business combination because its General Partner obtained control of the Partnership. As a result, September 30, 2015 results determined in accordance with generally accepted accounting principles ("GAAP") included herein are not comparable to prior periods.

As a result of the accounting guidance for the reverse merger, the Partnership was required to record the assets acquired and liabilities assumed in the business combination at their fair values measured as of the Transaction Date. The excess of the assumed purchase price of the Partnership over the estimated fair values of the Partnership’s net assets acquired was recorded as goodwill.

On August 6, 2015, Azure Energy contributed the ETG System to the Partnership. This transaction was determined to be a transaction between entities under common control for financial reporting purposes. The contribution agreement provides that the Partnership’s acquisition of the ETG System was effective on July 1, 2015. Accordingly, we reported a recast of the consolidated financial statements and footnotes of the Partnership to include the financial results of the ETG System for the three and six months ended June 30, 2015 and 2014. The Form 8-K/A was filed with the SEC on October 5, 2015.

Third Quarter 2015 Conference Call and Webcast

Azure will host a conference call to discuss third quarter 2015 results at 10:00 am CT (11:00 am ET) on Thursday, November 5, 2015.

Interested parties can listen to a live webcast of the call from the Events & Presentations page of the Azure Investor Relations website at http://investor.azuremidstreampartners.com/phoenix.zhtml?c=253822&p=irol-calendar. An archived replay of the webcast will be available for 12 months following the live presentation.

The call can be accessed live over the telephone by dialing 1-877-815-2357, 1-330-968-0354 for international callers. The conference ID for the call is 54098787. A telephonic replay of the call will be available for 7 days and can be accessed by dialing 1-855-859-2056 or 1-404-537-3406 for international callers, with conference ID number 54098787.

AZURE MIDSTREAM PARTNERS, LP
SELECTED BALANCE SHEET DATA
(Unaudited)
(In Thousands, except unit amounts)

September 30,
2015
Selected Balance Sheet Data:
Cash and cash equivalents	$8,385
Total assets	572,323
Long-term debt	225,735
Total partners' capital	$324,768

Azure Limited Partner's Capital:
Limited partner units outstanding September 30, 2015	21,769,199

AZURE MIDSTREAM PARTNERS, LP
SELECTED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In Thousands)

Quarter Ended
September 30, 2015
Total operating revenues	$21,198
Operating expenses
Cost of natural gas and NGLs	5,130
Operation and maintenance	5,032
General and administrative	3,561
Goodwill impairment (1)	215,758
Depreciation and amortization expense	5,914
Total operating expenses	235,395
Operating loss	(214,197)
Other income	(5)
Interest expense	1,973
Net loss before tax	(216,165)
Income tax expense	269
Net loss	$(216,434)

(1)	The Partnership recognized an impairment loss of $215.8 million for the quarter ended September 30, 2015.

The following table presents a reconciliation of the non-GAAP financial measure Adjusted EBITDA to the GAAP financial measure of net income (loss).

AZURE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In Thousands)

Quarter Ended
September 30, 2015
Net loss	$(216,434)
Add (Deduct)
Interest expense	1,973
Income tax expense	269
Depreciation and amortization expense	5,914
Goodwill impairment (1)	215,758
Non-cash equity based compensation	432
Other adjustments (2)	2,586
Adjusted EBITDA	$10,498

(1)    The Partnership recognized an impairment loss of $215.8 million for the quarter ended September 30, 2015.
(2)    Other adjustments primarily consists of non-recurring and non-cash items, including non-recurring expenses associated with the Transactions and a transition services agreement between Partnership and Azure Energy. Adjustments also relate to the deferred revenue associated with our minimum revenue contract (“MRC”) agreements. We include a proportional amount of the expected MRC cash receipts in each quarter in respect of the annual period for which we actually receive the payment to ensure our Adjusted EBITDA reflects the amount of cash we are entitled to receive on an annual basis under these MRC agreements.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA and DCF for third quarter 2015.

AZURE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(In Thousands)	Quarter Ended
	September 30, 2015
Net loss	$(216,434)
Add (Deduct):
Interest expense	1,973
Income tax expense	269
Depreciation and amortization expense	5,914
Goodwill impairment	215,758
Non-cash equity based compensation	432
Other adjustments (1)	2,586
Adjusted EBITDA	$10,498
Deduct:
Interest expense	(1,667	),7)
Income tax expense	-
Maintenance capital expenditures	(909)
Distributable cash flow	$7,922

DCF per limited partner unit	$0.36
Distributions to limited partners	$8,055
Distributions per limited partner unit	$0.37
Distribution coverage ratio	0.98x

(1) Other adjustments primarily consists of non-recurring and non-cash items, including non-recurring expenses associated with the Transactions and a transition services agreement between Partnership and Azure Energy. Adjustments also relate to the deferred revenue associated with our minimum revenue contract (“MRC”) agreements. We include a proportional amount of the expected MRC cash receipts in each quarter in respect of the annual period for which we actually receive the payment to ensure our Adjusted EBITDA reflects the amount of cash we are entitled to receive on an annual basis under these MRC agreements.

AZURE MIDSTREAM PARTNERS, LP
SELECTED OPERATING DATA
(Unaudited)

	Quarter Ended	Quarter Ended
	September 30, 2015	September 30, 2014
Average throughput volumes of natural gas (MMcf/d)	275	264
Average volume of processed gas (MMcf/d)	121	n/a
Transloading facilities (BBls/d)	22,458	n/a

About Azure Midstream Partners, LP

Azure Midstream Partners, LP, headquartered in Dallas, Texas, is a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets. The Partnership provides natural gas gathering, transportation, and processing services; as well as NGL transportation and crude oil logistics services. The Partnership's assets include 1,002 miles of gathering lines in the Shelby Trough sub-play of the Haynesville Shale and the horizontal Cotton Valley play located in east Texas and north Louisiana that are capable of gathering 1.9 Bcf/d. The Partnership also has four natural gas processing facilities with 310 MMcf/d of cumulative processing capacity located in the Panola, San Augustine and Tyler Counties of Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines capable of transporting 21,000 barrels per day, and three crude oil transloading facilities containing six crude oil transloaders with a combined capacity of 31,200 Bbls/d.

Additional information about Azure Midstream Partners, LP can be found at www.azuremidstreampartners.com.

About Azure Midstream Energy, LLC

Azure Energy is a midstream company with a focus on owning, operating, developing and acquiring midstream energy infrastructure in core producing areas in the United States. Azure Energy owns 100% of Azure Midstream Partners GP, LLC, the Partnership’s general partner, and 90% of the incentive distribution rights in the Partnership. In addition to its ownership of the Partnership, Azure Energy provides natural gas gathering, compression, treating and processing services in north Louisiana and east Texas in the prolific Haynesville and Bossier Shale formations.

www.azuremidstream.com

Use of Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also present adjusted EBITDA and distributable cash flow each of which are non-GAAP financial measures. We define gross margin as total revenues less cost of natural gas and NGLs. We define Adjusted EBITDA as net income (loss), plus interest expense, income tax expense, depreciation and amortization expense, certain non-cash charges (such as non-cash equity based compensation, impairments, gains and losses on the sale of assets), transaction-related costs and selected charges that are unusual and non-recurring; less interest income, income tax benefit and select gains that are unusual or non-recurring.

We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash interest paid, income tax expense and maintenance capital expenditures. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non- GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate revenues, income or cash flow or to make distributions are forward-looking statements. The forward-looking statements in this press release include statements regarding Azure and its affiliates, including statements about (1) the benefits of the recent transactions described herein, including Azure’s ability to successfully make future acquisitions, to maintain or increase future distributions, and to capitalize on certain commercial and operational synergies, (2) future expectations and projections of results of operations or financial condition (3) the anticipated financial performance of Azure for the fiscal year 2015 and (4) our ability to comply with the restrictions contained in the agreements governing our debt. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations of Azure may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Azure's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future, including, among others, conditions in the capital and credit markets; the ability to achieve synergies and revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets; commodity prices; weather conditions; environmental conditions; business and regulatory or legal decisions; the timing and success of business development efforts; terrorism; and other uncertainties. In addition, an extensive list of specific material risks and uncertainties affecting Azure is contained in its 2014 Annual Report on Form 10-K, as amended, and in our other public filings and press releases. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on Azure's results of operations or financial condition. Because of these uncertainties, you are cautioned not to put undue reliance on any forward-looking statement.

Institutional Investor Contact:
Azure Midstream Partners, LP
Eric T. Kalamaras - Chief Financial Officer
(214) 206-9499

Retail Investor Contact:
Azure Midstream Partners, LP
Stephen Ciupak - Director of Financial Strategy
(214) 646-1583

Media Relations Contact:
Steven C. Sullivan
(518) 587-5995